Exhibit 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607-7506

September 14, 2023

Fathom Holdings Inc.

2000 Regency Parkway Drive, Suite 300

Cary, North Carolina, 27518

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Fathom Holdings Inc., a North Carolina corporation (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 3,700,000 shares of the Registrant’s common stock, no par value per share (the “Plan Shares”), to be issued pursuant to the Registrant’s 2019 Omnibus Stock Incentive Plan, as amended (the “2019 Stock Plan”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

As the Registrant’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Plan Shares pursuant to the 2019 Stock Plan.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Plan Shares, the Plan Shares when issued in the manner referred to in the Registration Statement and in accordance with the 2019 Stock Plan, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

/s/ WYRICK ROBBINS YATES & PONTON LLP